Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Aprea Therapeutics, Inc. on Form S-3 to be filed on or about February 18, 2026 of our report dated March 24, 2025, on our audits of the financial statements as of December 31, 2024 and 2023 and for each of the years then ended, which report was included in the Annual Report on Form 10-K filed March 25, 2025. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern. We also consent to the reference to our firm under the caption "Experts" in this Registration Statement.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Philadelphia, Pennsylvania
February 18, 2026